EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77C: Submission of matters to a vote of Security holders.

EXHIBIT B:
  Attachment to item 77M: Mergers
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EXHIBIT A:

The GCG Trust
June 30, 2001

Special Meetings of Shareholders

At a special meeting of shareholders of the Global Fixed
Income Series of the Trust held on April 17, 2001, the following actions were taken:

(1) The new portfolio management agreement among the Trust, DSI and Pacific Investment Management Company LLC on behalf of the Global Fixed Income Series was approved by the shareholders of the Trust as follows:

              Against or
For           Withheld       Abstained       Total
3,821,322      51,787         416,489       4,289,598

(2) A change in the fundamental investment objective of the Global Fixed Income Series was approved by the shareholders of the Trust as follows:

             Against or
For           Withheld       Abstained       Total
3,798,984      56,322         434,292      4,289,598

(3) A change in the Global Fixed Income Series' sub-classification under the Investment Company Act of 1940, as amended, from non-diversified to diversified was approved by shareholders of the Trust as follows:

             Against or
For           Withheld       Abstained       Total
3,827,662      47,539         414,397       4,289,598


At a special meeting of shareholders of the Emerging Markets
Series of the Trust held on April 17, 2001, the following action was taken:

(1) The Plan of Reorganization to combine the Emerging Markets Series and the Developing World Series with the Developing World Series becoming the surviving Series of the Trust was approved by shareholders of the Emerging Market Series as follows:

             Against or
For           Withheld       Abstained       Total
2,431,032      180,424        236,495       2,847,951



EXHIBIT B:
Consolidation of Emerging Markets Series into Developing World Series On April 27, 2001, the consolidation of Emerging Markets Series into Developing World Series took place at no cost to current contract holders. The separate accounts in the Series substituted shares of Developing World Series for shares of Emerging Markets Series in a non-taxable exchange as follows:

SHARES REPLACED: Emerging Markets Series
SERIES SUBSTITUTED: Developing World Series
SHARES ISSUED: 2,799,022
VALUE OF NET ASSETS: $20,587,483

The aggregate net assets of the Developing World Series were $76,539,361 prior to the consolidation.
The aggregate net assets of Developing World
Series were $97,126,844 as a result of the consolidation.